Exhibit 99.1

                   ALBANY INTERNATIONAL DECLARES DIVIDEND AND
                      AUTHORIZES ADDITIONAL STOCK PURCHASES

Albany, New York, November 11, 2004 - The Board of Directors of Albany International Corp. (NYSE/PCX/FWB:AIN) today declared a quarterly dividend of $0.08 per share on the Class A and Class B Common Stock, payable on January 5, 2005, to shareholders of record on December 2, 2004.

The Company also announced that the Board of Directors has authorized the purchase of up to one million additional shares of its Class A Common Stock. The Board's action authorizes management to purchase shares from time to time, in the open market or otherwise, whenever it believes the available price makes such purchases advantageous to the Company's shareholders. In 1998, the Board of Directors approved a similar three-million-share authorization, under which 53,100 shares remain authorized for purchase. Since the beginning of 2004, the Company has purchased 2,819,943 shares of its Class A Common Stock, 8.4% of the total number of Class A and Class B shares outstanding at the end of 2003. Of this amount, 1,489,943 shares were purchased in July 2004 pursuant to a separate Board authorization. Currently outstanding are 28,026,337 shares of Class A and 3,236,476 shares of Class B Common Stock.

Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at www.albint.com.